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                                                             Exhibit 3.1(a)(vii)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        SOUTHERN PERU COPPER CORPORATION

                                * * * * * * * *

                     Pursuant to Section 242 of the General

                    Corporation Law of the State of Delaware

                                * * * * * * * *


         SOUTHERN PERU COPPER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That by unanimous written consent of the Board of Directors of the Corporation a resolution was adopted setting forth a proposed amendment to the Certificate of the Incorporation, declaring said amendment to be advisable, and directing that said amendment be considered at a special meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Board of Directors of the Corporation does hereby deem it advisable and recommends that the stockholders of the Corporation (the "Stockholders") approve, at a special meeting of stockholders, a unified proposal (the "Stock Split Proposal" and, if approved by the Stockholders, the "Stock Split"):

         (i) that the Corporation amend (the "Amendment") its Certificate of Incorporation so that the first paragraph of Article FOURTH of the Certificate of Incorporation shall read in its entirety as follows:
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                  FOURTH: The total number of shares of stock the Corporation shall have authority to issue is 100,000,000 shares of Common Stock with the par value of $0.01 per share.

         (ii) that the Corporation effect a one-hundred-for-one stock split of the common stock of the Corporation, and a decrease in the par value of the common stock of the Corporation to $0.01 per share, effective on the date (the "Record Date") that a certificate of amendment relating to the Amendment is filed with the Secretary of State of the State of Delaware.

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders holding 100 percent of the Corporation's outstanding voting stock, acting by unanimous written consent in accordance with Section 228 of the Delaware General Corporation Law, approved the aforesaid amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the Corporation has received payment for its stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Kevin R. Morano, its Vice President, and attested by Augustus B. Kinsolving, its Secretary, this 4th day of November, 1994.


                                            /s/Kevin R. Morano
                                            ------------------------------------
                                            Kevin R. Morano
                                            Vice President

Attested by:

/s/Augustus B. Kinsolving
------------------------------
Augustus B. Kinsolving


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